Exhibit 99.1

Associated Materials Announces Preliminary Results
for its Debt Tender
Cuyahoga Falls, Ohio, November 22, 2016 - Associated Materials, LLC (the “Company”) and its wholly-owned subsidiary, AMH New Finance, Inc. (“AMH Finance” and, together with the Company, the “Companies”), today announced the preliminary results for their previously announced debt tender offer (the “Tender Offer”) to purchase for cash any and all of their outstanding 9.125% Senior Secured Notes due 2017 (the “Notes”). The terms and conditions of the Tender Offer are set forth in the Offer to Purchase, dated November 3, 2016 (as the same may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as the same may be amended or supplemented from time to time, the “Letter of Transmittal”).
The table below identifies the principal amount of the Notes tendered as of 5:00 p.m. New York City Time on November 18, 2016 (the “Early Participation Deadline”). The Early Participation Deadline has now passed and withdrawal rights have terminated.

Notes	CUSIP No.	Outstanding Principal Amount	Principal Amount Tendered as of the Early Participation Deadline	Total Consideration to be Paid(1)
9.125% Senior Secured Notes due 2017	04570V AC7	$830,000,000	$660,398,000	$660,398,000

(1)     Comprised of (a) tender offer consideration of $970 (the “Tender Offer Consideration”) and (b) an early participation payment of
$30 (the “Early Participation Payment”), in each case, per $1,000 principal amount of Notes accepted. Accrued and unpaid interest will also be paid as described below.
Each $1,000 principal amount of Notes validly tendered pursuant to the Tender Offer after the Early Participation Deadline but at or prior to midnight, New York City Time, at the end of the day on December 2, 2016, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Time”) and accepted for purchase by the Companies will receive the Tender Offer Consideration. Holders who tender their Notes pursuant to the Tender Offer after the Early Participation Deadline may not withdraw their tendered Notes.
In addition to the Tender Offer Consideration and Early Participation Payment, as the case may be, Holders who validly tender Notes that are accepted for purchase by the Companies will receive a cash payment representing the accrued interest in respect of those Notes from the last interest payment date (which was November 1, 2016) to, but not including, the Early Settlement Date (as defined in the Offer to Purchase) or December 5, 2016 (the “Final Settlement Date”), as applicable, for Notes purchased by the Companies pursuant to the Tender Offer (“Accrued Interest”). The Tender Offer Consideration, Early Participation Payment and Accrued Interest with respect to Notes validly tendered prior to the Early Participation Deadline and accepted by the Companies is expected to be paid on the Early Settlement Date, which is expected to be November 22, 2016. The Tender Offer Consideration and Accrued Interest for Notes tendered after the Early Participation Deadline but at or prior to the Expiration Time and accepted by the Companies is expected to be paid on the Final Settlement Date.

Goldman, Sachs & Co. and Ducera Securities LLC are acting as dealer managers for the Tender Offer and have retained Global Bondholder Services Corporation to act as the information agent and depositary for the Tender Offer. Questions regarding the Tender Offer should be directed to Goldman, Sachs & Co., the lead dealer manager for the Tender Offer, by phone at (800) 828-3182 (toll-free) or at (212) 357-1452 (collect). Requests for documents relating to the Tender Offer should be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 (banks and brokers) or (866) 470-3700 (toll-free).
This press release is neither an offer to purchase nor a solicitation to buy any of the Notes nor is it a solicitation for acceptance of the Tender Offer. The Companies are making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any state or other jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such state or other jurisdiction. None of the Companies, the dealer managers, the information agent or the depositary makes any recommendation in connection with the Tender Offer.
About Associated Materials, LLC
Associated Materials was founded in 1947 when it first introduced residential aluminum siding under the Alside® name and is a leading, vertically integrated manufacturer and distributor of exterior residential building products in the United States and Canada. The Company produces a comprehensive offering of exterior building products, including vinyl windows, vinyl siding, vinyl railing and fencing, aluminum trim coil and aluminum and steel siding and related accessories, which are produced at the Company’s 11 manufacturing facilities. In addition, the Company sells complementary products that are manufactured by third parties, such as roofing materials, cladding materials, insulation, exterior doors, equipment and tools. The Company also provides installation services.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, as such factors may be updated from time to time in its periodic filings with the SEC.

For more information about the Company and its products, please visit: www.associatedmaterials.com.

Contact: Scott F. Stephens, Chief Financial Officer, (330) 922-7743.